Exhibit 107

Calculation of Filing Fee Table

SC TO-I

(Form Type)

indie Seminconductor, Inc.*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$33,154,000	(1)	0.00011020	$3,653.57
Fees Previously Paid	-			-
Total Transaction Value	$33,154,000
Total Fees Due for Filing				$3,653.57
Total Fees Previously Paid				-
Total Fee Offsets				-
Net Fee Due				$3,653.57

(1)	The transaction valuation is estimated solely for purposes of calculating the amount of the filing fee. indie Semiconductor, Inc. (the “Company”) is offering holders of a total of 27,399,887 warrants to purchase the Company Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), outstanding as of September 19, 2023, the opportunity to exchange such warrants and receive 0.285 of a share of Class A Common Stock for each warrant. The transaction value was determined by using the average of the high and low prices of the warrants on The Nasdaq Capital Market on September 19, 2023, which was $1.21 per warrant.